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                                                                     Exhibit 5.5


                              EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") is made as of the 13th day of July, 1998, by and between Fluent, Inc., a New Hampshire Corporation with its principal place of business at 10 Cavendish Court, Lebanon, New Hampshire, 03766 (the "Company"), and Peter L. Christie of 5 Sugar Maple Lane, Etna, New Hampshire 03750 (the "Executive").

                                   BACKGROUND

      The Company desires to engage Executive to provide financial, business and industry expertise in a variety of areas to assist the Company in its business of developing, marketing, selling and supporting computational fluid dynamics software. The Executive is willing to apply his financial, business and industry expertise on a full time basis for the benefit of the Company. Accordingly, the Company and Executive wish to set forth the terms of their agreement as follows.

      1. EMPLOYMENT. The Company offers and the Executive accepts full time employment as Vice President and Chief Financial Officer for the Company. The Executive shall report to the President of the Company, and shall have all powers and duties as would normally be associated with the position of Vice President and Chief Financial Officer. The Executive shall also perform such other duties as may reasonably be requested from time to time by the President of the Company. The Executive shall work at the Company's facility in Lebanon, New Hampshire or at such other place or places as the Company may reasonably request.

      2. TERM and COMMENCEMENT OF EMPLOYMENT. The initial term of employment under the Agreement shall begin as set forth herein and shall continue for a period of three (3) years (the "Term"), subject to prior termination in accordance with the terms hereof. Thereafter, the Agreement shall automatically renew for successive one year terms unless either party shall give the other ninety (90) days written notice prior to the end of any applicable term of its intent not to renew the Agreement. Executive's employment under the Agreement shall commence as soon as possible, but not later than August 17

      3. COMPENSATION.

      3.1. Base Salary. During the period of employment, the Executive will receive a minimum base salary of $105,000 per year payable in accordance with the Company's payroll procedures for its executives. The Company shall review Executive's base salary on an annual basis.

      3.2. Bonus. Executive shall be entitled to participate in the Company's Management Bonus Plan at Level 2, which for the purposes of ease of calculation, shall be determined from July 1, 1998. A copy of the plan is available from the Company. You will also be entitled to participate in the Company's profit-sharing plan.

      3.3. Stock Options. By separate agreement you will receive a grant of 10,000 option shares of Aavid Thermal Technologies, Inc. common stock subject to vesting based on an exercise price set on or about August 1, 1998. Vesting shall be over 3 years, with one-fourth vesting annually commencing on the date of the grant of the options.

      3.4. Benefits. The Executive shall receive medical and other benefits as provided to other executives from time to time. The Executive shall be entitled to four weeks of paid vacation per year, and shall qualify for the 401(k) Plan as of July 1, 1998.


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      3.5. Expenses and Facilities. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred in fulfilling his duties. The Company shall, within its financial means and constraints, provide the Executive with suitable office facilities, equipment, supplies and staff.

      3.6. One-Time Payment. Upon commencement of Executive's employment, the Company shall make a one-time payment to Executive in the amount of $15,000.00.

      4. TERMINATION.

      4.1. For Cause. For purposes of this agreement, "for cause" shall include:
      (a) embezzlement, fraud, or other acts of dishonesty; (b) material breach by Executive of any of his obligations under this Agreement; (c) conviction or entrance of a plea of guilty or nolo contendre to a felony or other crime; or (d) conduct involving moral turpitude. Upon termination for cause, the Company's sole and exclusive obligation will be to pay the Executive his compensation earned through the date of termination, and the Executive shall not be entitled to any compensation after the date of termination.

      4.2. Upon Death or Disability. In the event of the Executive's death or total disability during the term of this Agreement, the Company's sole and exclusive obligation will be to pay to the Executive, if disabled, or to his estate, if deceased, the Executive's compensation earned through the date of death or disability. The Executive shall be deemed to be totally disabled if he is unable to perform his duties under this Agreement by reason of mental or physical illness or accident for a period of three consecutive months.

      5. COVENANT NOT TO COMPETE.

      5.1. Covenant. While the Executive continues to be employed by the Company, and for a one year period after termination of employment, for any reason, the Executive will not directly or indirectly:

      5.1.1. Enter into or attempt the "Restricted Business" as defined in Exhibit A attached hereto.

      5.1.2. Induce or attempt to persuade any former, current or future employee or other participant in the Company's business to terminate such employment or other relationship in order to enter into any relationship with the Executive, any business organization in which the Executive is a participant in, or any other business organization in competition with the Company's business.

      6. CONFIDENTIALITY. The Executive acknowledges that he will develop and be exposed to information that is or will be confidential and proprietary to the Company. The information includes, but is not limited to, customer lists, marketing plans, price data, product plans, financial information, software, trade secrets, and other intangible information. Such information shall be deemed confidential to the extent not generally known within the trade. The Executive agrees, during the term of the Agreement and thereafter, to make use of such information only in the performance of his duties under this Agreement, to maintain such information in confidence and to disclose the information only to persons with a need to know as determined by the Company.

      7. SEVERABILITY. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any separate covenants deemed included in this Agreement, or shall find that the


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      term or geographic scope of one or more of the separate covenants is unreasonably broad, then the court shall modify the provision to the minimum extent necessary to permit enforcement, and the remainder of this Agreement shall not be affected thereby.

      8. REMEDIES. The Executive acknowledges that monetary damages would be inadequate to compensate the Company for any breach by the Executive of the covenants set forth in Sections 5 and 6 above. The Executive agrees that, in addition to other remedies which may be available, the Company shall be entitled to obtain injunctive relief against the threatened breach of this Agreement or the continuation of any breach, or both, without the necessity of proving actual damages.

      9. NOTICES. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, to the address set forth in the first paragraph or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

      10. MISCELLANEOUS. This Agreement shall be governed by and constructed in accordance with the laws of the state of New Hampshire, and contains the entire understanding between the parties, and supersedes any prior understandings and agreements among them. Further, this Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto, and the waiver by the Company of any breach of this Agreement by Executive shall not act as a waiver of any subsequent break by the Executive.

      11. OTHER AGREEMENTS. Executive represents and warrants to Company that he is not bound by agreements with other entities, including non-competition and non-disclosure agreements.

      12. SEPARATE COUNSEL. The parties acknowledge that the Company has been represented in this transaction by its General Counsel, that the Executive has not been represented in this transaction by the Company's attorneys, and the Executive has been advised that it is important for him to seek separate legal advice and representation in this matter.

Date:  July 13, 1998
Fluent, Inc.
a New Hampshire Corporation                     Peter L. Christie



By: Bharatan R. Patel                           /s/ Peter L. Christie
Its:  President                                      Executive


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                                    EXHIBIT A

                               RESTRICTED BUSINESS

      The "Restricted Business" shall include the development, marketing, sale and distribution of computational fluid dynamics software, and shall include the geographic areas of North America, Europe and Asia.


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